Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc. and to the references to our audits of Matador Resources Company’s proved oil and natural gas reserves estimates and future net revenue as of December 31, 2016 included or incorporated by reference in this Registration Statement on Form S-4 and the incorporation by reference of our corresponding audit letter, which appear in Matador Resources Company’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder, P.E.
Name: Title:	G. Lance Binder, P.E. Executive Vice President

Dallas, Texas

April 24, 2017